Exhibit 3.7

PACIFIC OFFICE PROPERTIES TRUST, INC.

ARTICLES OF AMENDMENT

Pacific Office Properties Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom Section 5.1 of Article V and inserting in lieu thereof the following Section 5.1 of Article V:

Section 5.1 Number of Directors.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  The number of directors of the Corporation is currently seven (7), which number may be increased or decreased pursuant to the bylaws of the Corporation (the “Bylaws”) but shall never be less than the minimum number required by the Maryland General Corporation Law, as amended from time to time (the “MGCL”), and shall never be less than four (4) or more than (9) members.

The Corporation elects that, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any vacancies in the Board of Directors for any reason, including any directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

Michael W. Brennan
Robert L. Denton
Clay W. Hamlin, III
Paul M. Higbee
Thomas R. Hislop
James R. Ingebritsen
Jay H. Shidler

SECOND:  The Charter is hereby further amended by deleting therefrom Section 5.12 of Article V in its entirety.

THIRD:  The Charter is hereby further amended by deleting therefrom paragraph (a) of Section 7.2.1 of Article VII and inserting in lieu thereof the following paragraph (a) of Section 7.2.1 of Article VII:

(a) Basic Restrictions.

(i) During the period commencing on the Initial Date and prior to the Restriction Termination Date (1) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) During the period commencing on the Initial Date and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Person’s Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT.

(iii) During the period commencing on the Initial Date and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Person’s Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code.

(iv) No Person shall Transfer any Beneficial Ownership or Constructive Ownership of shares of Capital Stock if, as a result of the Transfer, the Capital Stock would be beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code).

FOURTH:  The Charter is hereby further amended by deleting therefrom paragraph (a) of Section 7.2.4 of Article VII and inserting in lieu thereof the following paragraph (a) of Section 7.2.4 of Article VII:

(a)           every owner of more than five percent (5%) (or such other percentage, between 1/2 of one percent (1%) and five percent (5%), as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and Constructively Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership and Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit and the Excepted Holder Limit; and

FIFTH:  The Charter is hereby further amended by deleting therefrom paragraph (a)(ii) of Section 7.2.7 of Article VII and inserting in lieu thereof the following paragraph (a)(ii) of Section 7.2.7 of Article VII:

(ii) such Person provides the Board of Directors with information including, to the extent necessary, representations and undertakings satisfactory to the Board of Directors in its reasonable discretion that demonstrate such Person’s ownership of stock in excess of the Aggregate Stock Ownership Limit or Common Stock Ownership Limit will not violate Section 7.2.1(a)(iii); and

SIXTH:  The Charter is hereby further amended by deleting therefrom Section 7.2.9 of Article VII and inserting in lieu thereof the following Section 7.2.9 of Article VII:

7.2.9 Legend. Each certificate for shares of Capital Stock or any written statement of information in lieu of a certificate, if shares of Capital Stock are uncertificated, shall bear substantially the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL OWNERSHIP AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE, AMONG OTHERS, OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (I) NO PERSON MAY BENEFICIALLY, CONSTRUCTIVELY OR OF RECORD OWN SHARES OF THE CORPORATION’S COMMON STOCK IN EXCESS OF 4.9% (IN ECONOMIC VALUE OR NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY, CONSTRUCTIVELY OR OF RECORD OWN SHARES OF CAPITAL STOCK OF THE CORPORATION IN EXCESS OF 4.9% OF THE ECONOMIC VALUE OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION, UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (III) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN CAPITAL STOCK

THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(H) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (IV) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OWNS OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES OR, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. IN ADDITION, THE CORPORATION MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE.

Instead of the foregoing legend, the certificate or written statement of information in lieu of a certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

SEVENTH:  The Charter is hereby further amended by deleting therefrom Section 7.3.4 of Article VII and inserting in lieu thereof the following Section 7.3.4 of Article VII:

7.3.4 Sale of Shares by Trustee. Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. The Trustee shall reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3.  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

EIGHTH:  The Charter is hereby further amended by deleting therefrom Section 7.3.5 of Article VII and inserting in lieu thereof the following Section 7.3.5 of Article VII:

7.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner; provided, however, that the Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3.  To the extent that the Prohibited Owner would receive an amount for such shares that exceeds the amount that such Prohibited Owner would have been entitled to receive had the Trustee sold the shares held in the Trust pursuant to Section 7.3.4, such excess shall be retained by the Trustee.

NINTH:  The Charter is hereby further amended by deleting therefrom Article X and inserting in lieu thereof the following Article X:

ARTICLE X
[RESERVED]

TENTH:  The amendments to the Charter as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

ELEVENTH:  The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendments to the Charter.

TWELFTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Corporate Secretary on this 1st day of November, 2010.

ATTEST:                                                                                 PACIFIC OFFICE PROPERTIES TRUST, INC.

By:/s/ James R. Wolford	By:/s/ James R. Ingebritsen (SEAL)
Name: James R. Wolford	Name: James R. Ingebritsen
Title: Corporate Secretary	Title: Chief Executive Officer